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          Razorfish, Inc.                                         Exhibit 12.1
Computation of Ratio of Earnings to Fixed Charges
(Amounts in millions of dollars)

                                                            Three
                                                            Months
                                                            Ended
                                                           March 31,                         Year Ended December 31,
                                                                           -------------------------------------------------------
                                                             2001            2000        1999        1998         1997      1996
                                                           ---------       -------------------------------------------------------
Income before income taxes                                    (25.1)        (149.5)      (0.2)         8.1         8.2       2.9
Supplemental items:
Merger related costs                                                                     24.6          0.8
Restructuring costs                                            12.8            2.4
Impairment loss                                                              126.0
                                                           ---------       -------------------------------------------------------
Supplemental income before income taxes                       (12.3)         (21.1)      24.4          8.9         8.2       2.9
                                                           =========       =======================================================

Fixed charges:
Interest expense                                                0.1            0.2        0.2          0.1         0.2       0.0
Rentals:
33% of rent expense                                             0.9            3.6        1.7          0.8         0.6       0.5

                                                           ---------       -------------------------------------------------------
Total fixed charges                                             1.0            3.8        1.9          0.9         0.8       0.5
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Income before income taxes and fixed charges                  (24.1)        (145.7)       1.7          9.0         9.0       3.4

Ratio of Earnings to Fixed Charges                               [a]            [a]        [a]        10.0        11.3       6.8

If coverage ratio is less than 1:1 than performance
must increase by                                               25.1          149.5        0.2

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Supplemental income before income taxes and fixed charges     (11.3)         (17.3)      26.3          9.8         9.0       3.4

Supplemental ratio of Earnings
to Fixed Charges                                                 [a]            [a]      13.8         10.9        11.3       6.8

If coverage ratio is less than 1:1 than
performance must increase by                                   11.3           17.3

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(a) Ratio of earnings to fixed charges is than 1:1.


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